Exhibit 11
UNITED TECHNOLOGIES CORPORATION
AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

	Full year
(Dollars in millions, except per share amounts)	2013	2012	2011	2010	2009
Net income from continuing operations	$5,686	$4,847	$4,831	$4,195	$3,719
Net income from discontinued operations	35	283	148	178	111
Net income attributable to common shareowners	$5,721	$5,130	$4,979	$4,373	$3,830

Net income from continuing operations	$5,686	$4,847	$4,831	$4,195	$3,719
Basic earnings for period	$5,686	$4,847	$4,831	$4,195	$3,719
Diluted earnings for period	$5,686	$4,847	$4,831	$4,195	$3,719
Basic average number of shares outstanding during the period (thousands)	901,000	895,200	892,300	907,900	917,400
Stock awards (thousands)	14,100	11,400	14,500	14,800	11,400
Diluted average number of shares outstanding during the period (thousands)	915,100	906,600	906,800	922,700	928,800
Basic earnings per common share	$6.31	$5.41	$5.41	$4.62	$4.05
Diluted earnings per common share	$6.21	$5.35	$5.33	$4.55	$4.00

Net income attributable to common shareowners	$5,721	$5,130	$4,979	$4,373	$3,830
Basic earnings for period	$5,721	$5,130	$4,979	$4,373	$3,830
Diluted earnings for period	$5,721	$5,130	$4,979	$4,373	$3,830
Basic average number of shares outstanding during the period (thousands)	901,000	895,200	892,300	907,900	917,400
Stock awards (thousands)	14,100	11,400	14,500	14,800	11,400
Diluted average number of shares outstanding during the period (thousands)	915,100	906,600	906,800	922,700	928,800
Basic earnings per common share	$6.35	$5.73	$5.58	$4.82	$4.17
Diluted earnings per common share	$6.25	$5.66	$5.49	$4.74	$4.12